Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-38729, Form S-8 No. 33-89126 and Form S-8 No. 33-54484) pertaining to the 1989 Stock Option Plan of Encore Wire Corporation and the Registration Statement (Form S-8 No. 333-86620) pertaining to the 1999 Stock Option Plan of Encore Wire Corporation, of our reports dated March 10, 2006, with respect to the consolidated financial statements of Encore Wire Corporation, Encore Wire Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Encore Wire Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
March 10, 2006

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